Exhibit 3

FOR IMMEDIATE RELEASE
May 25, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding a Change in the Company Name
     Nissin Co., Ltd. (the “Company”) hereby announces that its Board of Directors resolved on May 25, 2006, to make a change in the company name as described below, scheduled for approval at the 47th Ordinary General Shareholders’ Meeting to be held on June 24, 2006.

1.	New Company Name:	NIS GROUP CO., LTD.
2.	Date of Change:	October 1, 2006 (Scheduled)
3.	Reason for Change:
     Due to changes in the financial environment of recent years, the Company and its group companies determined to extricate itself from the conventional consumer loan or business loan-specialized company framework and sold off its consumer loans receivable in June 2003, adopted a total finance strategy to small-and-medium-sized businesses and, with the cooperation of companies from different industries, began to promote a “financial version of OEM” and offer diversified products to meet customer needs. There will also be a significant change in the structure of consolidated profits and the service line for our customers by the expansion of the Company’s businesses including venture investments, real estate related business and global strategies, as well as business expansion of subsidiaries such as Nissin Servicer Co., Ltd. (Tokyo Stock Exchange Mother’s market: 8426), NIS Lease Co., Ltd., NIS Property Co., Ltd. and NIS Securities Co., Ltd.
     In addition to these changes in our business strategy and business condition, as we aim to establish a brand image as a total financial solution provider by utilizing the comprehensive strength of our group company, we have decided to change our company name to “NIS GROUP”, which is derived from our ticker symbol on the New York Stock Exchange, “NIS”.
     The change in the company name is subject to the approval of “the Partial Amendment of the Articles of Incorporation” at the 47th Ordinary General Shareholders’ Meeting to be held on June 24, 2006.